As filed with the Securities and Exchange Commission on July 6, 2017

Registration Statement File No. 333-211139

Registration Statement File No. 333-212484

Registration Statement File No. 333-213327

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 3 to

Form S-3

Registration Statement No. 333-211139

Post-Effective Amendment No. 3 to

Form S-3

Registration Statement No. 333-212484

Post-Effective Amendment No. 2 to

Form S-3

Registration Statement No. 333-213327

UNDER

THE SECURITIES ACT OF 1933

CARDCONNECT CORP.

(Exact name of registrant as specified in its charter)

Delaware	46-5380892
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1000 Continental Drive, Suite 300

King of Prussia, PA 19406

(484) 581-2200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeffrey Shanahan

Chief Executive Officer and President

CardConnect Corp.

1000 Continental Drive, Suite 300

King of Prussia, PA 19406

(484) 581-2200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael J. Aiello

Matthew J. Gilroy

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

(212) 310-8000

Not applicable.

(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transaction period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

CardConnect Corp., a Delaware corporation (the “Company”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-3 (collectively, the “Registration Statements”), which have been previously filed with the U.S. Securities and Exchange Commission (the “SEC”), to deregister any and all securities that remain unsold under each Registration Statement as of the date hereof:

1.	Registration Statement No. 333-211139 filed with the SEC on May 4, 2016 registering 18,625,519 shares of common stock of the Company, par value $0.001 per shares (“Common Stock”) and Registration Statement No. 333-212484 filed with the SEC on July 12, 2016 registering 901 shares of Common Stock, and as amended by Post-Effective Amendment No. 2 filed with the SEC on October 4, 2016, registering 799,927 shares of Common Stock that may be issued pursuant to options issued under the FTS Holding Corporation 2010 Stock Option Plan and held by former employees or consultants or other service providers of the Company; and

2.	Registration Statement No. 333-213327, filed with the SEC on August 25, 2016, and as amended by Post-Effective Amendment No. 1 filed with the SEC on March 27, 2017, registering 10,300,000 shares of Common Stock issuable upon the exercise of outstanding warrants that were issued by the Company.

Pursuant to the terms of the Agreement and Plan of Merger, dated as of May 26, 2017, by and among First Data Corporation (“First Data”), Minglewood Merger Sub Inc. (“Merger Sub”), a wholly-owned subsidiary of First Data, and the Company, Merger Sub merged with and into the Company (the “Merger”), and the Company became a wholly-owned subsidiary of First Data. The Merger became effective at 8:00 AM EDT on July 6, 2017 (the “Effective Time”) pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware.

At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Merger (other than shares of Common Stock owned by the Company, First Data, Merger Sub or any of their respective subsidiaries immediately prior to the Effective Time and shares of Common Stock with respect to which appraisal has been properly demanded pursuant to Delaware law and not withdrawn) was cancelled and converted into the right to receive $15.00 in cash, without interest and subject to any required tax withholding.

As a result of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to its existing registration statements, including the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offerings, the Company hereby removes from registration all securities of the Company registered under the Registration Statements but unsold, if any. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on this 6th day of July, 2017.

CARDCONNECT CORP.

By:	/s/ Stanley J. Andersen
Stanley J. Andersen Vice President

Pursuant to the requirements of the Securities Act of 1933, as amended, these Post-Effective Amendments to the Registration Statements have been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Jeffrey Shanahan Jeffrey Shanahan	Chief Executive Officer and President (Principal Executive Officer)	July 6, 2017

/s/ Charles Bernicker Charles Bernicker	Chief Financial Officer (Principal Financial Officer)	July 6, 2017

/s/ Anthony Hrzic Anthony Hrzic	Controller (Principal Accounting Officer)	July 6, 2017

/s/ Stanley J. Andersen Stanley J. Andersen	Director	July 6, 2017

/s/ Gretchen A. Herron Gretchen A. Herron	Director	July 6, 2017